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                                                                      EXHIBIT 20


(BW) (OH-CABLE-LINK)(CBLK) CABLE LINK, INC. -- ANNOUNCES YEAR-END RESULTS FOR 1999 AND THE CLOSING OF ITS WHOLLY-OWNED SUBSIDIARY, AURO COMPUTER SERVICES

         Business Editors, High Tech Writers

         COLUMBUS, Ohio--(BUSINESS WIRE) - March 2, 2000--Cable Link, Inc. (OTCBB: CBLK) announced today FULLY DILUTED EARNINGS OF $0.48 per share for Cable Link, Inc.'s continuing operation.

Cable Link announced on February 22, 2000 that it closed its wholly owned subsidiary, PC & Parts, Inc., dba Auro Computer Services. For the year ended December 31, 1999, PC & Parts lost $0.64 per share on a fully diluted basis after tax. In addition, Cable Link will take a one-time charge of $0.80 per share to reserve for the cost of disposing of the remaining assets and winding up the operations of PC & Parts, Inc. In summary for the year, including a one-time charge of $0.03 per share related to the cumulative effect of a change in accounting principle, Cable Link lost $0.99 per share on a fully diluted basis for the year ending December 31, 1999.

CABLE LINK BELIEVES THAT THE CLOSING OF PC & PARTS, INC. WILL ALLOW THE COMPANY TO FOCUS SOLELY ON THE CABLE EQUIPMENT SALES AND REPAIR BUSINESS. THE COMPANY HAS SHOWN SIGNIFICANT SUCCESS OVER THE PAST FEW YEARS IN THIS BUSINESS. MORE OPPORTUNITIES ARE IN THE FINAL STAGES OF NEGOTIATION, INCLUDING BUSINESS-TO-BUSINESS USE OF ITS E-COMMERCE SOLUTIONS FOR THE CABLE INDUSTRY.

Cable Link sells new, used and refurbished cable TV equipment in addition to repairing equipment for cable companies within the United States and various international markets. The Company operates both its administrative and manufacturing operations from two leased facilities, one in Columbus, Ohio and the other in Hollywood, Florida.

Cable Link is a public company and trades over the counter on the bulletin board (OTCBB) under the symbol CBLK.

This press release may include statements, which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors, which would cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission Filings.

SOURCE    Cable Link, Inc.
          03/02/00
CONTACT: Marla Goins Hipsher of Cable Link, Inc., 614-221-3131 or 800-399-1371 WEB SITE: http://www.cable-link.com
(CBLK)